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                                                                    EXHIBIT 10.2


                             NBC SATELLITE SYSTEM
                             --------------------
                          SERVICE CONTRACT AMENDMENT
                          --------------------------
                              DATED JULY 26, 1999
                              -------------------

This Amendment to the Service Contract between the National Broadcasting Company, Inc. ("NBC") and Ascent Network Services, a division of Ascent Entertainment Group, Inc. ("ANS") (the successor in interest to COMSAT General Corporation) dated as of September 15, 1983, as amended (the "NBC Agreement") is by and between NBC and ANS. This Amendment sets forth certain agreements and understandings between NBC and ANS. Any capitalized term not defined herein shall have the meaning ascribed to such term in the NBC Agreement.

1.  CONTRACT EXTENSION PERIOD:  JANUARY 1, 2000 - DECEMBER 31, 2002
    ---------------------------------------------------------------

    (a) The NBC Agreement is hereby extended for the period beginning January 1, 2000 and ending December 31, 2002. During this extension, the payments for Satellite Transmission System ("STS") service and maintenance shall be as follows:

               (1) Service: The service charge shall be $2,500,000 per year for the years 2000, 2001 and 2002, for a total value of $7,500,000, payable in 36 equal monthly installments.

               (2) Maintenance: The maintenance charge shall be $10,225,000 per year for the years 2000, 2001 and 2002, for a total value of $30,675,000, payable in 36 equal monthly installments.

               Total Service and Maintenance = $38,175,000

    (b) On or before September 30, 1999, NBC, or an affiliated NBC entity, will enter into a three year extension of the Portable Uplink Package Service Contract dated July 8, 1987, as amended, by and between NBC and ANS, with payment by NBC to ANS under such agreement of $456,000 per year for service and $1,166,000 per year for maintenance (with no escalation in either case). If such contract is not extended by September 30, 1999, then beginning January 1, 2000, in addition to the amounts described in (a) above, NBC will pay ANS an additional $800,000 per year through December 31, 2002.
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2.  NBC END OF TERM OPTIONS AND BUY-OUT RIGHTS
    ------------------------------------------

    The parties agree to delete Section 2(B)(1) of the NBC Satellite System Service Contract Amendment dated September 1, 1992 between COMSAT General Corporation and National Broadcasting Company, Inc. and Article XVIII - TERMINATION, Subparagraphs D.1, D.2 and D.3 of the NBC Agreement, and agree to the following:

    (a) Rent or Lease
        -------------

    After December 31, 2002, NBC may rent or lease the equipment described on Annex A attached hereto related to the STS system, provided NBC has given written notice to ANS of its intention to do so prior to Sept. 1, 2002, (which lease or rental shall not entitle NBC to any of the following: transponders, maintenance, spare parts, PUPS and administrative services) on a year-to-year basis, for a charge negotiated in good faith by NBC and ANS, which shall in no event exceed $2.5 million per year. As desired by NBC and ANS, any extension after December 31, 2002 related to maintenance, administrative, PUPS or other services (other than certain service, maintenance and equipment obligations related to MSNBC, which currently extend to 2006) shall be separately negotiated in good faith.

    (b)  Purchase Rights
         ----------------

    As an alternative to option (a)above, NBC may purchase all or any part of the equipment as described in Annex A attached hereto at a price to be negotiated in good faith by the parties, but in no event to exceed the then "fair market value" as determined by an independent third party appraiser who shall be acceptable to both parties.

    (c) Walk-Away
        ---------

    As a third option, NBC may choose to walk-away from the Agreement without any further liability or obligation, and ANS, its successors or assignees, shall be responsible for all costs associated with the removal and disposition of all installations and equipment included under this agreement, and shall restore the sites of such installations accordingly.

3.  ANS RIGHT OF FIRST REFUSAL
    --------------------------

    At any time, including, if NBC exercises any of its rights under Section 2 above, ANS shall be afforded the opportunity to bid on satellite transmission service,
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    maintenance or equipment or any related service, maintenance or equipment, digital or otherwise, in connection with NBC's delivery of network television to its affiliates, provided that ANS, its successors or assignees are then in the business of providing such service, maintenance or equipment as referenced above. If ANS chooses to submit a proposal related to such service, maintenance or equipment, ANS shall be afforded an opportunity to meet the best overall competitive offer extended to NBC for the same service maintenance and/or equipment. Any and all contract awards resulting from proposals solicited and received by NBC, shall be made based on the detailed analysis of all technical, operational and business factors, and shall be made solely at the discretion of NBC; provided, however, that if, pursuant to its right in the immediately preceding sentence, ANS has met in all respects (as determined by NBC in its sole discretion) the terms of the best overall competitive offer extended to NBC for the same maintenance and/or equipment (with such terms determined and defined solely by NBC), then NBC agrees to award the contract therefor to ANS. NBC shall at all times retain the right to accept or reject any and all offers.

    In circumstances where ANS is not selected as the service, maintenance or equipment vendor, ANS shall be paid separately by NBC for any requested analysis, testing and integration of any new service, maintenance or equipment into the NBC STS network (or any successor network.)

    In connection with the foregoing, NBC and ANS shall separately negotiate all appropriate terms for any service, maintenance or equipment changes made to the NBC STS network by ANS as requested by NBC.

4.  EXTRAORDINARY EVENT PROTECTION
    ------------------------------

    If an extraordinary event occurs that is beyond either party's control (including, but not limited to, any extraordinary increase in FCC tariff fees incurred by ANS in connection with its provision of the services delivered pursuant to the NBC Agreement) or ANS' future ability to procure STS system equipment parts is materially impaired, ANS will notify NBC of such event or impairment and NBC and ANS will negotiate in good faith regarding reimbursement to ANS by NBC of any additional costs associated with such event or impairment incurred by ANS in order to maintain the then current operating and performance levels of the STS system. ANS and NBC further agree that any such
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    additional costs are required to be reimbursed by NBC on a "pass-through"
    basis with no mark-up by ANS.

5.  Y2K REPRESENTATIONS AND WARRANTIES
    ----------------------------------

    (a) Each of NBC and ANS covenant and agree that it will not permit a Year 2000 problem in computer systems, software (for the purposes of this section, SNMS software shall be considered the obligation of NBC, notwithstanding any express or implied grant by NBC to ANS of a license to use such software in connection with the NBC Agreement) or equipment owned, leased or licensed by it, its affiliates or subsidiaries to interfere with its performance under the NBC Agreement. Each party further agrees to request, from those of its suppliers whose performance may materially affect that party's performance hereunder, that each such supplier undertake the same obligation with respect to such material performance. The parties will use reasonable commercial efforts to cooperate and share information to further comply with this
         Section 5, and to minimize the impact of any Year 2000 problem on performance of the NBC Agreement. Each party will inform the other party of any circumstance indicating a possible obstacle to such compliance, and the steps being taken to avoid or overcome the obstacle.

     (b) Provided a party complies with section (a) above, it will not be liable to the other party for any failure to perform obligations under the NBC Agreement to the extent that such failure arises from a Year 2000 problem (1) affecting one of the nonperforming party's suppliers or (2) beyond that party's reasonable control (such as, a Year 2000 problem affecting a governmental entity). IN PARTICULAR, SUCH PARTY SHALL HAVE NO LIABILITY FOR ANY DAMAGES, INCLUDING DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

     (c) A "Year 2000 problem" means a date-handling problem relating to the Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process and handle date-related data for the dates within and between the twentieth and twenty-first centuries.
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6.  ASSIGNMENT
    ----------

    ANS shall not assign, mortgage, pledge, encumber or otherwise transfer this Contract, in whole or in part, or any interest hereunder, or any of its rights, duties or obligations hereunder, whether voluntarily, involuntarily, or by operation of law, to any person, natural or legal, without the prior express written approval of NBC, which approval may be granted or withheld in NBC's sole discretion, but based only upon NBC's reasonable determination whether or not the assignee has the financial and business ability to perform the assignor's obligations at least as well as the assignor. Any assignment, mortgage, pledge, encumbrance, transfer or sublease not in accordance with this Article shall, at NBC's option, be voidable and constitute a default under this Contract. If ANS is a corporation, any merger, consolidation, or other reorganization of ANS, or the sale or other transfer of twenty-five percent (25%) or more of the direct or indirect ownership interest of ANS, shall be deemed an assignment of this Contract by ANS. If ANS is a partnership, a withdrawal or change, voluntary, involuntary or by operation of law of any partner or partners owning directly or indirectly a total of twenty-five percent (25%) or more of the partnership, or the dissolution of the partnership, shall be deemed an assignment of this Contract by ANS. If ANS consists of more than one person, a purported assignment, voluntary, involuntary or by operation of law, by any one of the persons executing this Contract shall be deemed a voluntary assignment of this Contract by ANS.

7.  SUPERSEDURE
    -----------

    This Amendment together with the original Service Agreement and all prior Amendments and modifications incorporated either by formal amendment or letters between the parties, constitutes the entire understanding between NBC and ANS with respect to the foregoing agreements and understandings and supersedes any and all prior communications, representations and agreements between them with respect to such agreements and understandings. No subsequent amendment to the NBC Agreement shall be effective unless it is agreed to in writing and signed by both NBC and ANS.

    Except as specifically modified herein, all terms and conditions of the original Service Agreement, as previously amended, shall remain in full force and effect. To the extent there is a conflict or inconsistency between this Amendment and the original
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    NBC Agreement as previously amended, the terms of this Amendment shall govern.

    IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed and accepted by their duly authorized representatives effective as of August 1, 1999.

    ASCENT NETWORK SERVICES,
    a division of Ascent Entertainment Group, Inc.


    By:   /s/  Larry O. Tennant
        ------------------------
    Name:     Larry Tennant
    Title:    Vice President, Network Operations


    NATIONAL BROADCASTING COMPANY


    By:   /s/  John W. Eck
        -------------------
    Name:     John W. Eck
    Title:    President, Broadcast & Network Operations
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              THIS RIDER IS INTENTIONALLY DELETED IN ITS ENTIRETY